                                                                    Exhibit 11.2


                                  IRIDIUM LLC
                (A Development Stage Limited Liability Company)

                    COMPUTATION OF LOSS PER CLASS 1 INTEREST
                   (in thousands except Member Interest data)


                                                           Three months ended September 30,      Nine months ended September 30,
                                                           --------------------------------      -------------------------------
                                                                1997              1998               1997                 1998
                                                            -----------        -----------        -----------        -----------
NET LOSS APPLICABLE TO CLASS 1 INTERESTS:
Net loss                                                   $     84,095       $    364,381       $    167,949       $    812,722
Preferred dividend requirement                                    1,317              1,553              4,924              4,499
                                                            -----------        -----------        -----------        -----------
Net loss applicable to Class 1 Interests                   $     85,412       $    365,934       $    172,873       $    817,221
                                                            ===========        ===========        ===========        ===========

AVERAGE NUMBER OF CLASS 1 INTERESTS:
Average number of Class 1 Interests outstanding             141,219,180        141,324,251        130,065,304        141,289,887
     Subscribed but unissued Class 1 Interests                        -                  -                  -                  -
     Assumed exercise of options, warrants and
         conversion of Class B Common Shares                 13,731,572         17,887,479         13,755,599         17,917,484
     Assumed conversion of Series A Class 2 Interest            688,461            793,209            869,544            738,679
                                                            -----------        -----------        -----------        -----------
Average number of Class 1 Interests assumed to be
     outstanding, assuming dilution                         155,639,213        160,004,939        144,690,447        159,946,050
                                                            ===========        ===========        ===========        ===========

NET LOSS PER CLASS 1 INTEREST:
Basic (1)                                                  $       0.60       $       2.59       $       1.33       $       5.78
Diluted (2)                                                $       0.55       $       2.29       $       1.19       $       5.11


(1) The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of loss per Class 1 Interest.

(2) The assumed exercise of options, warrants, and conversion of Series A Class 2 Interests are anti-dilutive but are included in the calculation of diluted loss per Class 1 Interest in accordance with Regulation S-K, Item 601 (a) (11).